Exhibit 2.3

Execution Version

SPONSOR SUPPORT AGREEMENT

SPONSOR SUPPORT AGREEMENT (this “Agreement”) among Nexx HoldCo, LLC, a Delaware limited liability company (the “Company”), Investcorp Europe Acquisition Corp. I, a Cayman Islands exempted company (“SPAC”), and Samara Special Opportunities, a Cayman Islands exempted company (“Sponsor”) is dated May 27, 2025 (the “Signing Date”).

BACKGROUND

A. The Company and SPAC are entering into an Agreement and Plan of Merger (as the same may be amended, restated or supplemented, the “Merger Agreement;” capitalized terms used but not defined shall have the meaning ascribed to such terms in the Merger Agreement) providing for the merger of Company with and into Merger Sub with Company surviving as a wholly owned subsidiary of SPAC (the “Merger”);

B. Sponsor is, as of the date of this Agreement, the sole holder of record and the “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act) of such number of SPAC Class A ordinary shares, SPAC Class B ordinary shares, and SPAC warrants set forth opposite Sponsor’s name on Schedule A (such SPAC shares, together with any SPAC shares acquired by Sponsor after the date of this Agreement and during the term of this Agreement, being collectively referred to as the “Subject Shares”); and

C. As a condition and inducement to the Company’s willingness to enter into the Merger Agreement and to consummate the Contemplated Transactions, the parties desire to agree to certain matters.

D. NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained in this Agreement, and intending to be legally bound, the parties agree as follows:

AGREEMENT

Section 1. Representations and Warranties of the Sponsor. Sponsor represents and warrants to SPAC and the Company and as follows:

(a) Organization, Good Standing and Qualification. Sponsor has been duly organized and is validly existing and in good standing under the Laws of its jurisdiction in which it is incorporated, formed, organized or constituted and has requisite corporate power and authority to own and operate its properties and assets, to carry on its business as presently conducted and contemplated to be conducted. Sponsor is duly licensed or qualified and in good standing (to the extent such concept is applicable in Sponsor’s jurisdiction of formation) as a foreign or extra-provincial corporation (or other entity, if applicable) in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified or in good standing (to the extent such concept is applicable in Sponsor’s jurisdiction of formation), as applicable, except where the failure to be so licensed or qualified or in good standing would not have a material adverse effect on the ability of Sponsor to enter into and perform its obligations under this Agreement and to consummate the contemplated transactions.

(b) Authority. Sponsor has all requisite corporate, limited liability company or organizational power and authority to enter into, execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereunder; and all corporate actions on the part of Sponsor necessary for the authorization, execution and delivery of this Agreement and the performance of all its obligations (including any board approval) have been taken. This Agreement is, or when executed the other parties, will be a valid and legally binding obligations of Sponsor, enforceable against it in accordance with its terms, except (i) as limited by applicable bankruptcy insolvency, reorganization, moratorium, and other applicable Laws now or hereafter in effect of general application affecting enforcement of creditors’ rights generally, and (ii) as limited by appliable Laws relating to the availability of specific performance, injunctive relief, or other equitable remedies. If this Agreement is being executed in a representative or fiduciary capacity, the Person signing this Agreement has full power and authority to enter into this Agreement on behalf of the Sponsor.

(c) Consents; No Conflicts. All filings, notifications, notices, submissions, applications, or consents from or with any Governmental Authority or any other Person required in connection with the valid execution, delivery and performance of this Agreement and the consummation of the contemplated transactions, in each case on the part of Sponsor, have been duly obtained or completed (as applicable) and are in full force and effect. The execution, delivery and performance of this Agreement by Sponsor does not, and the consummation by Sponsor of the contemplated transactions will not result in any violation of, be in conflict with, or constitute a default under, require any consent under, or give any Person rights of termination, amendment, acceleration (including acceleration of any obligation of Sponsor) or cancellation under, (x) (i) any governmental order, (ii) any provision of the Organizational Documents of Sponsor, (iii) any applicable Law, (iv) any Contract to which Sponsor is a party or by which its assets are bound, or (y) result in the creation of any lien or encumbrance upon any of the properties or assets of Sponsor other than liens or encumbrances under the SPAC Organizational Documents, this Agreement or any other Transaction Document or applicable securities laws, except in the case of sub-clauses (i), (iii), and (iv) of clause (x), as has not had, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Sponsor to enter into and perform this Agreement and to consummate the contemplated transactions. No consent of, or registration, declaration or filing with, any Governmental Authority is required to be obtained or made by Sponsor in connection with the execution, delivery and performance by Sponsor of this Agreement or the consummation by Sponsor of the contemplated transactions.

(d) SPAC Securities. Sponsor is the sole record and beneficial owner (as defined in the Securities Act) of, and has good title to, the SPAC Securities set forth opposite Sponsor’s name on Schedule A, and all such SPAC securities are owned by Sponsor free and clear of all liens or encumbrances, or any other liabilities or restriction (including any restriction on the right to vote, sell or otherwise dispose of the Subject Shares (other than transfer restrictions under the Securities Act)), other than liens or encumbrances under the SPAC Organizational Documents, this Agreement or any other Transaction Document or applicable securities laws. Sponsor does not own of record or beneficially any shares or warrants of SPAC other than the SPAC Securities set forth opposite Sponsor’s name on Schedule A. Sponsor has the sole right to vote the Subject Shares, and none of the Subject Shares is subject to any voting trust or other agreement, arrangement or restriction with respect to the voting of the Subject Shares, except as contemplated by this Agreement.

(e) Merger Agreement. Sponsor understands and acknowledges that SPAC and the Company are entering into the Merger Agreement in reliance upon the Sponsor’s execution and delivery of this Agreement. Sponsor has received a copy of the Merger Agreement and is familiar with the provisions of the Merger Agreement. For the avoidance of doubt, by executing this Agreement, Sponsor consents to the SPAC entering into the Merger Agreement.

(f) Adequate Information. Sponsor is a sophisticated shareholder and has adequate information concerning the business and financial condition of SPAC and the Company to make an informed decision regarding this Agreement and the transactions contemplated by the Merger Agreement and has independently and without reliance upon SPAC or the Company and based on such information as Sponsor has deemed appropriate, made its own analysis and decision to enter into this Agreement. Sponsor acknowledges that SPAC and the Company have not made and do not make any representation or warranty, whether express or implied, of any kind or character except as expressly set forth in this Agreement. Sponsor acknowledges that the agreements contained herein with respect to the Subject Shares held by Sponsor are irrevocable.

(g) Litigation. There are no Actions pending against Sponsor, or to the knowledge of Sponsor, threatened against Sponsor, before (or, in the case of threatened Actions, that would be before) any arbitrator or any Governmental Authority, which in any manner challenges or seeks to prevent, enjoin or materially delay the performance by Sponsor of its obligations under this Agreement.

(h) Brokerage Fees. No broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by the Merger Agreement based upon arrangements made by Sponsor for which SPAC or any of its Affiliates may become liable.

Section 2. Representations and Warranties of SPAC. SPAC represents and warrants to the Company and Sponsor as follows:

(a) Organization, Good Standing and Qualification. SPAC is a company duly incorporated, validly existing and in good standing under the Laws of the Cayman Islands and has requisite corporate power and authority to own and operate its properties and assets, to carry on its business as presently conducted and contemplated to be conducted. SPAC is duly licensed or qualified and in good standing as a foreign or extra- provincial corporation in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, as applicable, except where the failure to be so licensed or qualified or in good standing would not have a material adverse effect on the ability of SPAC to enter into and perform its obligations under this Agreement and to consummate the contemplated transactions.

(b) Authority. SPAC has all requisite corporate power and authority to enter into, execute, deliver and perform its obligations under this Agreement and to consummate the contemplated transactions. All corporate actions on the part of SPAC necessary for the authorization, execution and delivery of this Agreement and the performance of all its obligations hereunder (including any board approval) have been taken except for the SPAC shareholders’ approval. This Agreement is, or when executed by the other parties, will be, valid and legally binding obligations of SPAC, enforceable against it in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other applicable Laws now or hereafter in effect of general application affecting enforcement of creditors’ rights generally, and (ii) as limited by applicable Laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

(c) Consents; No Conflicts. All filings, notifications, notices, submissions, applications, or consents from or with any Governmental Authority or any other Person required in connection with the valid execution, delivery and performance of this Agreement and the consummation of the contemplated transactions, in each case on the part of SPAC, have been duly obtained or completed (as applicable) and are in full force and effect. The execution, delivery and performance of this Agreement by SPAC does not, and the consummation by SPAC of the contemplated transactions will not result in any violation of, be in conflict with, or constitute a default under, require any consent under, or give any Person rights of termination, amendment, acceleration (including acceleration of any obligation of SPAC) or cancellation under, (x) (i) any governmental order, (ii) any provision of the Organizational Documents of SPAC, (iii) any applicable Law, (iv) any Contract to which SPAC is a party or by which its assets are bound, or (y) result in the creation of any Security Interest upon any of the properties or assets of SPAC other than any restrictions created by or arising under federal or state securities laws, this Agreement or any other Transaction Document, or the SPAC Organizational Documents, except in the case of sub-clauses (i), (iii), and (iv) of clause (x), as has not had, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of SPAC to enter into and perform this Agreement and to consummate the contemplated transactions.

Section 3. Representations and Warranties of the Company. The Company represents and warrants to SPAC and Sponsor as follows:

(a) Organization, Good Standing and Qualification. The Company is a company duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation and has requisite corporate power and authority to own and operate its properties and assets, to carry on its business as presently conducted and contemplated to be conducted. The Company is duly licensed or qualified and in good standing (to the extent such concept is applicable in the Company’s jurisdiction of formation) as a foreign or extra-provincial corporation (or other entity, if applicable) in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified or in good standing (to the extent such concept is applicable in the Company’s jurisdiction of formation), as applicable, except where the failure to be so licensed or qualified or in good standing would not have a Company Material Adverse Effect.

(b) Authority. The Company has all requisite corporate power and authority to enter into, execute, deliver and perform its obligations under this Agreement and to consummate the contemplated transactions, subject to the Company shareholders’ approval. Except for the Company shareholders’ approval, all corporate actions on the part of the Company necessary for the authorization, execution and delivery of this Agreement and the performance of all its obligations hereunder (including any board approval) have been taken. This Agreement is, or when executed by the other parties thereto, will be, valid and legally binding obligations of the Company, enforceable against it in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other applicable Laws now or hereafter in effect of general application affecting enforcement of creditors’ rights generally, and (ii) as limited by applicable Laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

(c) Consents; No Conflicts. Assuming the representations in Section 1 and 2 are correct, all filings, notifications, notices, submissions, applications, or consents from or with any Governmental Authority or any other Person required in connection with the valid execution, delivery and performance of this Agreement and the consummation of the contemplated transactions, in each case on the part of the Company, have been duly obtained or completed (as applicable) and are in full force and effect. The execution, delivery and performance of this Agreement by the Company does not, and the consummation by the Company of the contemplated transactions will not, result in any violation of, be in conflict with, or constitute a default under, require any consent under, or give any Person rights of termination, amendment, acceleration (including acceleration of any obligation of the Company) or cancellation under, (x) (i) any governmental order, (ii) any provision of the Organizational Documents of the Company, (iii) any applicable Law, (iv) any Material Contract, or (y) result in the creation of any security interest upon any of the properties or assets of the Company other than any restrictions under federal and state securities laws, the Transaction Documents, the Company Organizational Documents, except in the case of sub-clauses (i), (iii), and (iv) of clause (x), as would not have a Company Material Adverse Effect.

Section 4. Agreement to Vote; Certain Other Covenants of the Sponsor. Sponsor covenants and agrees during the term of this Agreement as follows:

(a) Agreement to Vote.

(1) In Favor of Initial Merger and the Transaction Proposals. At any meeting of the shareholders of SPAC called to seek the SPAC shareholders’ approval, or at any adjournment or postponement, or in connection with any written consent of the shareholders of SPAC or in any other circumstances upon which a vote, consent or other approval with respect to the Merger Agreement, any other Transaction Document, Sponsor shall (i), if a meeting is held, appear at such meeting or otherwise cause the Subject Shares to be counted as present at such meeting for purposes of establishing a quorum, and (ii) vote or cause to be voted (including by class vote and/or written consent, if applicable) the Subject Shares in favor of granting the SPAC shareholders’ approval or, if there are insufficient votes in favor of granting the SPAC shareholders’ approval, in favor of the adjournment or postponement of such meeting of the shareholders of SPAC to a later date.

(2) Against Other Transactions. At any meeting of shareholders of SPAC or at any adjournment or postponement, or in connection with any written consent of the shareholders of SPAC or in any other circumstances upon which Sponsor’s vote, consent or other approval is sought, Sponsor shall vote (or cause to be voted) the Subject Shares (including by withholding class vote and/or written consent, if applicable) against (i) any business combination, merger agreement, or merger (other than the Merger Agreement and the Merger), scheme of arrangement, business combination, consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by SPAC or any public offering of equity securities of SPAC, (ii) any SPAC acquisition proposal, (iii) any change in the business, management or board of directors of SPAC (other than in connection with the SPAC Shareholders’ Approval), and (iii) any proposal, action or agreement, including but not limited to, any amendment of the SPAC Organizational Documents or other proposal or transaction involving SPAC or any of its Subsidiaries, which amendment or other proposal or transaction would be reasonably likely to, in each case, which would reasonably be expected to, (A) impede, interfere with, delay or attempt to discourage, frustrate the purposes of, result in the termination or failure to consummate of, prevent or nullify any provision of, this Agreement, the Merger Agreement, or any other Transaction Document, (B) result in a breach in any respect of any covenant, representation, warranty or any other obligation or agreement of the SPAC under this Agreement, the Merger Agreement or any other Transaction Document, or (C) change in any manner the voting rights of any class of SPAC’s share capital.

(3) Revoke Other Proxies. Sponsor represents and warrants that any proxies previously given in respect of the Subject Shares that may still be in effect are not irrevocable, and such proxies have been or are revoked.

(4) Irrevocable Proxy. Sponsor irrevocably grants to, and appoints, the Company and any individual designated in writing by the Company, and each of them individually, as Sponsor’s proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of Sponsor, to vote the Subject Shares, or grant a written consent or approval in respect of the Subject Shares in a manner consistent with this Section 4(a). Sponsor understands and acknowledges that the Company and SPAC are entering into the Merger Agreement in reliance upon Sponsor’s execution and delivery of this Agreement. Sponsor affirms that the irrevocable proxy set forth in this Section 4(a)(4) is given in connection with the execution of the Merger Agreement, and that such irrevocable proxy is given to secure the performance of the duties of Sponsor under this Agreement. Sponsor further affirms that the irrevocable proxy is coupled with an interest and may under no circumstances be revoked. Sponsor ratifies and confirms all that such irrevocable proxy may lawfully do or cause to be done. SUCH IRREVOCABLE PROXY IS EXECUTED AND INTENDED TO BE IRREVOCABLE IN ACCORDANCE WITH THE PROVISIONS OF THE POWERS OF ATTORNEY ACT OF THE CAYMAN ISLANDS (REVISED). The irrevocable proxy granted hereunder shall only terminate upon the termination of this Agreement.

(b) No Transfer. Other than under this Agreement, Sponsor shall not, directly or indirectly, (i) sell, offer to sell, transfer, tender, grant, pledge, assign or otherwise dispose of (including by gift, tender or exchange offer, merger or operation of law), encumber, hedge or utilize a derivative to transfer the economic interest in, or enter into any Contract, option or other arrangement (including any profit sharing arrangement) with respect to any of the foregoing of, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, and the promulgated rules and regulations of the SEC, with respect to any Subject Shares to any person, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Subject Shares, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, (iii) grant any proxies (other than as set forth in this Agreement) or enter into any voting arrangement, whether by proxy, voting agreement, voting trust, voting deed or otherwise (including under any loan of Subject Shares), or enter into any other agreement, with respect to any Subject Shares, (iv) publicly announce any intention to effect any transaction specified in clauses (i) through (iii) (the actions specified in (i) to (iii), collectively a “Transfer”), other than under the Merger, (v) take any action that would make any representation or warranty of Sponsor untrue or incorrect, or have the effect of preventing or disabling Sponsor from performing its obligations, or (vi) commit or agree to take any of the foregoing actions or take any other action or enter into any Contract that would reasonably be expected to make any of its representations or warranties contained herein untrue or incorrect or would have the effect of preventing or delaying Sponsor from performing any of its obligations hereunder. Notwithstanding the foregoing, the Sponsor may make Transfers of the Subject Shares (A) under this Agreement and (B) upon the consent of the Company and SPAC. Any action attempted to be taken in violation of the preceding sentences will be null and void. Sponsor hereby authorizes and requests SPAC or the Company to notify SPAC’s transfer agent that there is a stop transfer order with respect to all of the Subject Shares (and that this Agreement places limits on the voting of the Subject Shares). Sponsor agrees with, and covenants to, SPAC and the Company that Sponsor shall not request that SPAC register the Transfer (by book-entry or otherwise) of any certificated or uncertificated interest representing any of the Subject Shares.

(c) No Redemption. Sponsor irrevocably and unconditionally agrees that, from the Signing Date and until the termination of this Agreement, Sponsor shall not elect to cause SPAC to redeem any Subject Shares now or at any time legally or beneficially owned by Sponsor, or submit or surrender any of its Subject Shares for redemption, in connection with the Transactions or otherwise.

(d) New Shares. If (i) any SPAC Shares or other securities of SPAC are issued or otherwise distributed to a Sponsor under any stock dividend or distribution, or any change in any of the SPAC Shares or other share capital of SPAC by reason of any stock split-up, recapitalization, combination, exchange of shares or the like (in all cases in respect of securities of SPAC), (ii) a Sponsor acquires legal or beneficial ownership of any SPAC Shares after the date of this Agreement, or (iii) a Sponsor acquires the right to vote or share in the voting of any SPAC Share after the date of this Agreement (together the “New Securities”), the terms “Subject Shares” shall be deemed to refer to and include such New Securities (including all such stock dividends and distributions and any securities into which or for which any or all of the Subject Shares may be changed or exchanged into).

(e) Binding Effect of Merger Agreement. Sponsor acknowledges that it has read the Merger Agreement and this Agreement and has had the opportunity to consult with its tax and legal advisors.

Section 5. Sponsor Affiliate Arrangements.

(a) Termination of Sponsor Affiliate Arrangements. Each of the Sponsor and SPAC agree that each agreement as of the Effective Time between SPAC (or any of its subsidiaries), on the one hand, and any Sponsor or any of Sponsor’s Affiliates (other than SPAC or any of SPAC’s subsidiaries), on the other hand, (but excluding any Transaction Document and any other agreements with respect to the indemnification of the SPAC’s directors and officers (in each case, solely to the extent acting in his or her capacity as such and to the extent such activities are related to the business of SPAC and permitted by law)) (such agreements, together, the “Sponsor Affiliate Agreements”) will be terminated effective as of the Effective Time, and thereupon shall be of no further force or effect, without any further action on the part of any of the Sponsor or the Company, and on and from the Effective Time neither SPAC, the Sponsor, nor any of their respective affiliates or subsidiaries shall have any further rights, duties, liabilities or obligations under any of the Sponsor Affiliate Agreements and each of Sponsor and SPAC (for and on behalf of its affiliates and subsidiaries) releases in full any and all claims with effect on and from the Effective Time.

Section 6. Mutual Release.

(a) Sponsor Release. Sponsor, on its own behalf and on behalf of each of its Affiliates (other than SPAC or any of SPAC’s subsidiaries) and each of its and their successors, assigns and executors (each, a “Sponsor Releasor”), effective as at the Effective Time, shall be deemed to have, and does, irrevocably, unconditionally, knowingly and voluntarily release, waive, relinquish and forever discharge the Company, SPAC, their respective Subsidiaries (if any), and its and their respective successors, assigns, heirs, executors, officers, directors, partners, managers and employees (in each case in their capacity as such) (each, a “Sponsor Releasee”), from (i) any and all obligations or duties the Company, SPAC or any of their respective Subsidiaries (if any) has before or as of the Effective Time to such Sponsor Releasor or (ii) all claims, demands, Liabilities, defenses, affirmative defenses, setoffs, counterclaims, actions and causes of action of whatever kind or nature, whether known or unknown, which any Sponsor Releasor has before or as of the Effective Time, against any Sponsor Releasee arising out of, based upon or resulting from any Contract, transaction, event, circumstance, action, failure to act or occurrence of any sort or type, whether known or unknown, and which occurred, existed, was taken, permitted or begun before the Effective Time (except in the event of fraud on the part of a Sponsor Releasee); provided, however, that nothing contained in this Section 6(a) shall release, waive, relinquish, discharge or otherwise affect the rights or obligations of any party (i) arising under this Agreement; the Transaction Documents or SPAC Organizational Documents, including for any amounts owed, (ii) for indemnification or contribution, in any Sponsor Releasor’s capacity as an officer or director of SPAC, (iii) arising under any then-existing insurance policy of SPAC, (iv) under a contract and/or SPAC policy, to reimbursements for reasonable and necessary business expenses incurred and documented before the Effective Time, or (v) for any claim for fraud.

(b) Company Release. Each of the Company, SPAC, and their respective Subsidiaries (if any) and each of its and their successors, assigns and executors (each, a “Company Releasor”), effective as at the Effective Time, shall be deemed to have, and does, irrevocably, unconditionally, knowingly and voluntarily release, waive, relinquish and forever discharge Sponsor and its respective successors, assigns, heirs, executors, officers, directors, partners, managers and employees (in each case in their capacity as such) (each, a “Company Releasee”), from (i) any and all obligations or duties such Company Releasee has before or as of the Effective Time to such Company Releasor, (ii) all claims, demands, Liabilities, defenses, affirmative defenses, setoffs, counterclaims, actions and causes of action of whatever kind or nature, whether known or unknown, which any Company Releasor has, may have or might have or may assert now or in the future, against any Company Releasee arising out of, based upon or resulting from any Contract, transaction, event, circumstance, action, failure to act or occurrence of any sort or type, whether known or unknown, and which occurred, existed, was taken, permitted or begun before the Effective Time (except in the event of fraud on the part of a Company Releasee); provided, however, that nothing contained in this Section 6(b) shall release, waive, relinquish, discharge or otherwise affect the rights or obligations of any party (i) arising under this Agreement or the Transaction Documents, or (ii) for any claim for fraud.

Section 7. Termination. This Agreement shall terminate upon the earliest of (i) the Acquisition Effective Time (provided, however, that upon such termination, Section 6 shall survive in accordance with its terms, and Section 4(c), Section 5(b), Section 6, this Section 7, Section 8 and Section 9 shall survive indefinitely) and (ii) the termination of the Merger Agreement in accordance with its terms, and upon such termination, no party shall have any liability other than for its willful and material breach of this Agreement before such termination.

Section 8. Additional Matters. Sponsor shall, from time to time, (i) execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments as SPAC or the Company may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement, the Merger Agreement and the other Transaction Documents and (ii) refrain from exercising any veto right, consent right or similar right (whether under the SPAC Organizational Documents or any Sponsor Affiliate Agreement) which would impede, disrupt, prevent or otherwise adversely affect the consummation of the Initial Merger, the Acquisition Merger or any other Transaction.

Section 9. General Provisions.

(a) Notice. All notices and other communications shall be in writing and shall be deemed given if delivered personally or sent by overnight courier (providing proof of delivery) to SPAC or the Company in accordance with Section 9.1 of the Merger Agreement and to Sponsor at its address set forth on Schedule A (or at such other address for a party as shall be specified by like notice).

(b) Miscellaneous. The provisions of Sections 9.4, 9.5, 9.7, 9.8, and 9.12 of the Merger Agreement are incorporated by reference, mutatis mutandis, as if set forth in full in this Agreement.

[Signature pages follow]

Each party has duly executed this Agreement as of the date first written above.

SAMARA SPECIAL OPPORTUNITIES

By:	/s/ Vikas Mittal
Name:	Vikas Mittal
Title:	Authorized Signatory

[Signature Page to Sponsor Support Agreement]

INVESTCORP EUROPE ACQUISITION CORP.

By:	/s/ Vikas Mittal
Name:	Vikas Mittal
Title:	CEO and CFO

[Signature Page to Sponsor Support Agreement]

NEXX HOLDCO, LLC

By: BDH Partners LLC, its sole member

By:	/s/ Michael Hanlon
Name:	Michael Hanlon
Title:	Member

[Signature Page to Sponsor Support Agreement]

SCHEDULE A

Name of Sponsor	Total SPAC Class A Ordinary Shares Held	Total SPAC Class B Ordinary Shares Held
Samara Special Opportunities	6,037,499	1

Schedule A-1